Exhibit 5.1

Palo Alto, California 94304-1050 : 650.493.9300 f: 650.493.6811
Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

November  19, 2021

Pacific Biosciences of California, Inc.

1305 O’Brien Drive

Menlo Park, CA 94025

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 360,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the Company’s 2020 Inducement Equity Incentive Plan (the “Inducement Plan”). As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Inducement Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Inducement Plan and pursuant to the agreements that accompany the Inducement Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

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